Exhibit 99.1

United Industrial Corporation Announces Pricing of Convertible Senior Notes

Hunt Valley, Maryland — September 10, 2004 — United Industrial Corporation (NYSE: UIC) announced today that it has priced $100 million aggregate principal amount of its 3.75% convertible senior notes due 2024 to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company has also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $20 million aggregate principal amount of the notes. The sale of the notes is expected to close on September 15, 2004.

The notes will be senior unsecured obligations of the Company and will be guaranteed by AAI Corporation, the Company’s Defense segment operating subsidiary.

In certain circumstances, the notes will be convertible into shares of the Company’s common stock at an initial conversion rate of 25.4863 shares per $1,000 principal amount of the notes, subject to adjustment (equal to an initial conversion price of approximately $39.24 per share). The closing sale price of the Company’s common stock on the NYSE on September 9, 2004 was $28.64 per share. Upon conversion, the Company may choose to deliver, in lieu of shares of the Company’s common stock, cash or a combination of cash and shares of the Company’s common stock.  The Company may also elect to automatically convert the notes at any time if the closing price of its common stock has exceeded 150% of the conversion price for at least 20 trading days during any 30-day trading period, ending within five trading days prior to the notice of automatic conversion.

In addition, commencing with the six-month period starting September 15, 2009, the Company will pay contingent interest on the notes during a six-month interest period if the average trading price of the notes is above a specified level.

The Company has the right to redeem all or a portion of the notes in cash any time on or after September 15, 2009 at the principal amount plus accrued and unpaid interest (including contingent interest, if any). On each of September 15, 2009, September 15, 2014 and September 15, 2019, the note holders have the right to require the Company to repurchase all or a portion of their notes at a purchase price in cash and/or shares of the Company’s common stock  equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest (including contingent interest, if any). The note holders also have the right to require the Company to repurchase all or a portion of the notes at a repurchase price in cash and/or shares of the Company’s common stock equal to 100% of the principal amount of the notes repurchased plus accrued and unpaid interest (including contingent interest, if any) upon the occurrence of certain corporate transactions involving the Company.

The Company plans to use up to $25 million of the net proceeds from the offering to repurchase shares of its common stock in privately negotiated transactions concurrently with, and contingent upon, the purchase of the notes. The Company plans to use the excess proceeds for potential acquisitions and general corporate purposes.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer,

solicitation or sale is unlawful. The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

For more information on UIC, visit http://www.unitedindustrial.com.

Except for the historical information contained herein, information set forth in this news release may contain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements, which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows, and contract awards. These forward-looking statements are subject to risks and uncertainties, which could cause the company’s actual results or performance to differ materially from those expressed or implied in such statements. The company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the company and its various risk factors, please see the company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

CONTACT:
United Industrial Corporation
Hunt Valley, Maryland
James Perry, 410-628-3500